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Exhibit 3.2

                              SECRETARY OF STATE

                                      C/S
                               [GRAPHIC OMITTED]


                               CORPORATE CHARTER

I, DEAN HELLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that LMC CAPITAL CORP. did on September 2, 1999, file in this office the original Articles of Incorporation; that said Articles are now on file and of record in the office of the Secretary of State of Nevada, and further, that said Articles contain all the provisions required by the law of said State of Nevada.




                             IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office, in Carson City, Nevada, on September 3, 1999.



C/S                          /s/ Dean Heller



                             Secretary of State


                        By   /s/ Marianne Lockyer

                             Certification Clerk